Filed Pursuant to Rule 424(b)(3)
Registration No. 333-211248

PROSPECTUS

THE BANK OF NEW YORK MELLON CORPORATION

DIRECT STOCK PURCHASE

AND

DIVIDEND REINVESTMENT PLAN

This prospectus relates to 7,834,052 shares of our common stock, par value $0.01 per share, that we may offer and sell from time to time under The Bank of New York Mellon Corporation’s Direct Stock Purchase and Dividend Reinvestment Plan, which we refer to in this prospectus as the Plan. You should read this prospectus carefully and retain it for future reference.

We believe that the Plan provides a convenient way for you to purchase shares of our common stock without paying any trading fees or service charges. The Plan promotes long-term ownership in our common stock by offering:

•	A simple way to increase your holdings in our common stock by automatically reinvesting your cash dividends; and

•	The opportunity to purchase additional shares by making optional cash investments of up to $150,000 in the aggregate per year, unless we grant a waiver of this amount.

You do not have to be a current shareholder to participate in the Plan. You can purchase your first shares of our common stock by making an initial investment of not less than $1,000. This prospectus describes and constitutes the Plan.

Our common stock is listed on the New York Stock Exchange, or NYSE, under the trading symbol “BK”.

Investing in our common stock involves risks. You should carefully read and evaluate the cautionary statements concerning risk factors included in our periodic reports and other information that we file with the Securities and Exchange Commission, or the SEC. See “Risk Factors” on page 3.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE SECURITIES OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF A BANK OR SAVINGS ASSOCIATION AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE DEPOSIT INSURANCE FUND OR ANY OTHER GOVERNMENTAL AGENCY.

THIS PROSPECTUS IS NOT AN OFFER TO SELL SECURITIES, NOR IS IT A SOLICITATION OF AN OFFER TO BUY SECURITIES, IN ANY STATE OR COUNTRY WHERE THE OFFER OR SALE IS NOT PERMITTED.

The date of this prospectus is June 28, 2017.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we have filed with the SEC relating to the shares of our common stock to be offered and sold pursuant to the Plan. This prospectus, which does not include all of the information in the registration statement, provides you with a general description of the Plan and the securities offered under the Plan. The registration statement containing this prospectus, including exhibits to the registration statement, provides additional information about us, the Plan, and the securities offered. The registration statement can be read at the SEC website or at the SEC offices mentioned under the heading “Where You Can Find More Information.”

When acquiring any securities discussed in this prospectus, you should rely only on the information provided in this prospectus, including the information incorporated by reference. We have not authorized anyone to provide you with different information. We are not offering the securities in any state or jurisdiction where the offer is prohibited. You should not assume that the information in this prospectus or any document incorporated by reference is accurate or complete at any date other than the date indicated on the cover page of this document or the date of the document incorporated by reference.

THE COMPANY

The Bank of New York Mellon Corporation, a Delaware corporation (NYSE symbol: BK), is a global investments company dedicated to helping its clients manage and service their financial assets throughout the investment lifecycle. Whether providing financial services for institutions, corporations or individual investors, BNY Mellon delivers informed investment management and investment services in 35 countries and more than 100 markets. As of March 31, 2017, BNY Mellon had $30.6 trillion in assets under custody and/or administration, and $1.7 trillion in assets under management. BNY Mellon can act as a single point of contact for clients looking to create, trade, hold, manage, service, distribute or restructure investments. “BNY Mellon” is the corporate brand of The Bank of New York Mellon Corporation.

The Company is a bank holding company and a financial holding company registered with the Board of Governors of the Federal Reserve System (the “Federal Reserve”) under the Bank Holding Company Act of 1956, as amended. As such, we and our subsidiaries are subject to the supervision, examination and reporting requirements of the Bank Holding Company Act and the regulations of the Federal Reserve.

Our principal executive office is located at 225 Liberty Street, New York, New York 10286 and our telephone number at that location is (212) 495-1784. Our website is www.bnymellon.com.

References in this prospectus to “we,” “our,” “us,” “BNY Mellon,” and the “Company” are to The Bank of New York Mellon Corporation unless the context otherwise requires.

We have not authorized any person to give any information or make any representation that is different from, or in addition to, that contained in this prospectus or in any information that we incorporate by reference into this prospectus. If anyone gives you any such information, you should not rely on it.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at www.sec.gov. You may also read and copy any document we file at the SEC’s public reference room, 100 F Street, N.E., Washington, D.C. 20549. You can obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC’s rules allow us to “incorporate by reference” information into this prospectus. This means that we can disclose important information to you by referring you to another document. The information incorporated by reference is considered to be a part of this prospectus and information that we file later with the SEC will automatically update and supersede this information. In all cases, you should rely on the later information over different information included in this prospectus.

We incorporate by reference into this prospectus the following documents or information the following documents or information filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules, except as noted below):

•	Our Annual Report on Form 10-K for the year ended December 31, 2016, filed on February 28, 2017;

•	Our Current Reports on Form 8-K, filed on January 19, 2017 (second filing), January 30, 2017 (both filings), February 7, 2017, February 27, 2017, April 11, 2017 and May 16, 2017;

•	Our definitive Proxy Statement on Schedule 14A, filed on March 10, 2017;

•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2017, filed on May 8, 2017;

•

The description of The Bank of New York Mellon Corporation common stock contained in the joint proxy statement / prospectus included in the Registration Statement of The Bank of New York Mellon Corporation on Form S-4 (Registration No. 333-140863) as filed with the SEC on February 23, 2007, and amended by Amendment No. 1 on Form S-4/A filed on April 2, 2007, and Amendment No. 2 on Form S-4/A filed on April 17, 2007, as that description may be updated from time to time; and

•

Any documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on or after the date of this prospectus and before the termination of the offering of the securities.

You may request a copy of these filings incorporated by reference in this prospectus, other than an exhibit to these filings unless we have specifically incorporated that exhibit by reference into the filing, at no cost, by writing, emailing or telephoning us at the following address and telephone number:

THE BANK OF NEW YORK MELLON CORPORATION

225 Liberty Street

New York, New York 10286

Attention: Office of the Secretary

Email: corpsecretary@bnymellon.com

(212) 635-1787

RISK FACTORS

Investing in our common stock involves risks. Before purchasing any securities we offer, you should carefully consider the risk factors described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Risk Factors,” which is incorporated herein by reference, in our quarterly report on Form 10-Q for the quarter ended March 31, 2017, under the caption “Risk Factors,” which is incorporated herein by reference, in any of our annual or quarterly reports for subsequent fiscal years or quarters or current reports that are incorporated by reference herein, and the other documents incorporated by reference herein. You should also consider any other information included in this prospectus and any prospectus supplement and any other information that we have incorporated by reference, including filings made with the SEC subsequent to the date hereof. Any of these risks, as well as other risks and uncertainties, could harm our financial condition, results of operations or cash flows. We cannot assure you of a profit or protect you against a loss on the shares of our common stock that you purchase or sell under the Plan.

In addition, there are risks associated with participation in the Plan. You will not know the price of the shares you are purchasing under the Plan at the time you authorize the investment or elect to have your dividends reinvested. The price of our common stock may fluctuate between the time you decide to purchase shares under the Plan and the time of actual purchase. In addition, during this time period, you may become aware of additional information that might affect your investment decision. If you instruct the Plan Administrator to sell shares under the Plan, you will not be able to direct the time and price at which your shares are sold. The price of our shares may decline between the time you decide to sell shares and the time of actual sale.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including documents incorporated by reference into this document, contains statements relating to future results of BNY Mellon that are considered “forward-looking statements.”

These statements, which may be expressed in a variety of ways, including the use of future or present tense language, relate to, among other things: all statements about the future results of BNY Mellon, projected business growth, statements with respect to the expected outcome and impact of legal, regulatory and investigatory proceedings, and BNY Mellon’s plans, objectives and strategies.

These forward-looking statements, and other forward-looking statements contained in other public disclosures of BNY Mellon (including those incorporated in this prospectus) are based on assumptions that involve risks and uncertainties and that are subject to change based on various important factors (some of which are beyond BNY Mellon’s control). Actual results may differ materially from those expressed or implied as a result of a number of factors, such as: an information security event or technology disruption that results in a loss of information or impacts our ability to provide services to our clients and any material adverse effect on our business and results of operations; failure of our technology or that of a third party or vendor, or if we neglect to update our technology, develop and market new technology to meet clients’ needs or protect our intellectual property and any material adverse effect on our business; a determination that our resolution plan is not credible and any material negative impact on our business, reputation, results of operations and financial condition and the application of our Title I preferred resolution strategy or resolution under the Title II orderly liquidation authority and any adverse effects on our liquidity, financial condition and security holders; extensive government rulemaking regulation, and supervision, which have, and in the future may, compel us to change how we manage our businesses, could have a material adverse effect on our business, financial condition and results of operations and have increased our compliance and operational risks and costs; failure to satisfy regulatory standards, including “well capitalized” and “well managed” status or capital adequacy and liquidity rules, and any resulting limitations on our activities, or adverse effects on our business and financial condition; regulatory or enforcement actions or litigation and any material adverse effect on our results of operations or harm to our businesses or reputation; adverse events, publicity, government scrutiny or other reputational harm and any negative effect on our businesses; operational risk and any material adverse effect on our business; failure or circumvention of our controls and procedures and any material adverse effect on our business, reputation, results of operations and financial condition; failure of our risk management framework to be effective in mitigating risk and reducing the potential for losses; change or uncertainty in monetary, tax and other governmental policies and the impact on our businesses, profitability and ability to compete; political, economic, legal, operational and other risks inherent in operating globally and any adverse effect on our business; acts of terrorism, natural disasters, pandemics and global conflicts and any negative impact on our business and operations; ongoing concerns about the financial stability of certain countries, the failure or instability of any of our significant global counterparties, new barriers to global trade or a breakup of the EU or Eurozone and any material adverse effect on our business and results of operations; the United Kingdom’s referendum decision to leave the EU and any negative effects on global economic conditions, global financial markets, and our business and results of operations; weakness and volatility in financial markets and the economy generally and any material adverse effect on our business, results of operations and financial condition; changes in interest rates and any material adverse effect on our profitability; write-downs of securities that we own and other losses related to volatile and illiquid market conditions and any reduction in our earnings or impact on our financial condition; our dependence on fee-based business for a substantial majority of our revenue and the adverse effects of a slowing in market activity, weak financial markets, underperformance and/or negative trends in savings rates or in investment preferences; any adverse effect on our foreign exchange revenues from decreased market volatility or cross-border investment activity of our clients; the failure or perceived weakness of any of our significant counterparties, and our assumption of credit and counterparty risk, which could expose us to loss and adversely affect our business; any material reduction in our credit ratings or the credit ratings of our principal bank subsidiaries, which could increase the cost of funding and borrowing to us and our rated subsidiaries and have a material adverse effect on our results of operations and financial condition and on the value of the securities we issue; any adverse effect on our business, financial condition and results of operations of not effectively managing our liquidity; the potential to incur losses if our allowance for credit losses is inadequate; the risks relating to new lines of business, new products and services or transformational or strategic project initiatives and the failure to implement these initiatives, which could affect our results of operations; the risks and uncertainties relating to our strategic transactions and any adverse effect on our business, results of operations and financial condition; competition in all aspects of our business and any negative effect on our ability to maintain or increase our profitability; failure to attract and retain employees and any adverse effect on our business; tax law changes or challenges to our tax positions and any adverse effect on our net income, effective tax rate and overall results of operations and financial condition; changes in accounting standards and any material impact on our reported financial condition, results of operations, cash flows and other financial data; risks associated with being a non-operating holding company, including our dependence on dividends from our subsidiaries to meet obligations, to provide funds for payment of dividends and for stock repurchases; and the impact of provisions of U.S. banking laws and regulations, including those governing capital and the approval of our capital plan, applicable provisions of Delaware law or failure to pay full and timely dividends on our preferred stock, on our ability to return capital to shareholders.

All forward-looking statements speak only as of the date on which such statements are made, and BNY Mellon undertakes no obligation to update any statement to reflect events or circumstances after the date on which such forward-looking statement is made or to reflect the occurrence of unanticipated events.

We caution you not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus, in the case of forward-looking statements contained in this prospectus, or the dates of the documents incorporated by reference into this prospectus, in the case of forward-looking statements made in those incorporated documents.

USE OF PROCEEDS

We will receive proceeds from purchases of our common stock under the Plan only if the shares purchased are treasury shares or newly issued shares of our common stock. We will not receive proceeds from purchases under the Plan if the shares are acquired in open market purchases for delivery under the Plan. Any proceeds that we receive from purchases of newly issued shares will be used for general corporate purposes. We cannot estimate the amount of these proceeds at this time.

TERMS OF THE PLAN

Administration

We have appointed Wells Fargo Shareowner Services, a division of Well Fargo Bank N.A. to administer the Plan (the “Plan Administrator” or “Wells Fargo”) as agent for the participating shareholders. As the Plan Administrator, Wells Fargo keeps records, sends statements of account to participants and performs other duties relating to the Plan. Common stock purchased under the Plan will be registered in the name of Wells Fargo Shareowner Services, as Plan Administrator, or Wells Fargo Shareowner Services’ nominee as agent for participants in the Plan. Wells Fargo Shareowner Services is the transfer agent and registrar for the common stock.

Any correspondence regarding the Plan should be directed to the Plan Administrator through one of the below methods:

Internet

shareowneronline.com

Available 24 hours a day, 7 days a week for access to account information and answers to many common questions and general inquiries.

To enroll in the Plan:

If you are an existing registered shareholder:

1.	Go to shareowneronline.com

2.	Select Sign Up Now!

3.	Enter your Authentication ID* and Account Number

*	If you do not have your Authentication ID, select I do not have my Authentication ID. For security, this number is required for first time sign on.

If you are a new investor:

1.	Go to shareowneronline.com

2.	Under Invest in a Plan, select Direct Purchase Plan

3.	Select The Bank of New York Mellon Corporation

4.	Under New Investors, select Invest Now

5.	Follow instructions on the Buy Shares form

Email

Go to shareowneronline.com and select Contact Us.

Telephone

1-800-205-7699 Toll-Free

651-450-4064 outside the United States

Shareholder Relations Specialists are available Monday through Friday, from 7:00 a.m. to 7:00 p.m. Central Time.

You may also access your account information 24 hours a day, 7 days a week using our automated voice response system.

Written correspondence:

Wells Fargo Shareowner Services

P.O. Box 64856

St. Paul, MN 55164-0856

Certified and overnight delivery:

Wells Fargo Shareowner Services

1110 Centre Pointe Curve, Suite 101

Mendota Heights, MN 55120-4100

Enrollment

Any person or entity is eligible to participate in the Plan, whether or not they currently own Common Stock. If you live outside the United States, you should make sure that participation would not violate any laws or regulations in the country in which you reside.

However, we reserve the right to deny, modify, suspend or terminate participation by any person or entity in our sole discretion.

If you do not currently own any shares of our common stock, you may join the Plan at any time. To join the Plan, you must review a copy of this prospectus and return a completed Account Authorization Form to the Plan Administrator along with your initial investment of at least $1,000. You may also make your initial investment by authorizing automatic monthly debits on the Account Authorization Form in an amount of at least $50 of at least 20 consecutive months from your bank account. If you choose this option, debits from your account will continue after the 20 month period on a monthly basis until you change your investment instruction, which you may do online at shareowneronline.com.

Alternatively, you may enroll online at shareowneronline.com. You may make optional cash investments of at least $50 per transaction and up to $150,000 in the aggregate per year, unless we grant a waiver of these amounts. A one-time enrollment fee of $10.00 will be deducted from your initial investment. Some beneficial owners have their shares held of record by a bank, broker, or other nominee. Certain nominees may permit the beneficial owners to reinvest their dividends in shares of Common Stock under the Plan. Participation in the Plan through brokers may be on terms and conditions which differ from those set forth in this prospectus, in which case the terms and conditions set by each such broker shall govern. BNY Mellon shall not be responsible for the terms of any such participation, including the tax consequences thereof. The term “participant” as used in this prospectus refers to shareholders of record participating directly in the Plan.

If you already own shares of our common stock and those shares are registered in your name, you may join the Plan after reviewing a copy of this prospectus by enrolling online at shareowneronline.com or by returning a completed Account Authorization Form. Registered shareholders should be sure to sign their names on the Account Authorization Form exactly as they appear on our books.

If you hold your shares of our common stock in a brokerage, bank or other intermediary account, that is, in “street name,” you may participate in the Plan by instructing your broker, bank or other intermediary account to register the shares in your name or by making arrangements with the broker, bank or other intermediary account to participate on your behalf. As another option, after reviewing this prospectus you may submit an initial investment of at least $1,000 to the address indicated above.

Information on electronic enrollment and purchases under the Plan may be found on the Plan Administrator’s website at shareowneronline.com.

Dividend Reinvestment Options

You may elect to reinvest dividends on all of the shares that you own (full reinvestment), on some of the shares that you own (partial reinvestment), or receive all dividends in cash (no reinvestment). There are no charges or trading fees charged to you for reinvesting dividends.

Full Dividend Reinvestment—All cash dividends payable on shares of our Common Stock held in the Plan, along with any shares held through book-entry Direct Registration Shares (DRS), will be used to purchase additional shares. Under this option, a participant will not receive any cash dividend declared on our Common Stock; instead, all dividends will be reinvested. Whole and fractional shares will be allocated to the participant’s Plan account. (RD)

Partial Pay—A participant may elect to reinvest a portion of the dividend and receive the remainder in cash. The percentage elected will be applied to the total shares held in the Plan, along with any shares held in physical certificate form or held through book-entry DRS. A participant may elect percentages from 10%-90%, in increments of 10%. The cash portion of dividends will be sent by check unless the participant has elected to have those dividends deposited directly to a designated bank account.

The following is an example of partial reinvestment by percentage: A participant has a total of 150 shares; 120 shares are held in the Plan, 15 in physical certificate form and 15 shares in book entry DRS. The participant chooses to have 50% of the total dividend reinvested. This will equate to 75 shares having dividends reinvested and 75 shares having dividends paid in cash.

Optional Cash Investments Only (No Dividend Reinvestment)—You can elect optional cash investments only. None of the dividends on shares registered in your name or in your Plan account will be reinvested, but will instead be paid in cash to you.

If you elect to participate in the dividend reinvestment feature of the Plan, the Plan Administrator must receive your Account Authorization Form on or before the record date for the dividend payment in order for your dividends to be reinvested on the next dividend payment date. If the Account Authorization Form is received after the record date for the dividend payment, the current dividend will be paid to you, and the dividend after the next record date will be reinvested. Cash dividends are usually reinvested on the dividend payment date or, if the dividend payment date is not a business day, the next business day following the dividend payment date.

To authorize automatic bank deposit of cash dividends, complete a Direct Deposit of Dividends Authorization Form. You may change your reinvestment option at any time online, by phone or by sending written notice to Wells Fargo Shareowner Services. Notices received on or before a dividend record date will be effective for that dividend. Notices received after a dividend record date will not be effective until after that dividend has been paid.

You may also elect to have your dividends directly deposited to your bank account at shareowneronline.com. In order to initiate this option, change or stop the direct deposit of dividends, the Plan Administrator must receive your request before the next dividend record date.

The payment of dividends is at the discretion of our Board of Directors and will depend upon future earnings, our financial condition and other factors, including the non-objection of the Federal Reserve to our annual capital plan. There can be no assurance as to the declaration or payment of any dividend. Nothing in the Plan requires us to declare or pay any dividend on our common stock.

Optional Cash Investments

You may purchase shares of our common stock by using the Plan’s optional cash investment feature. Optional cash investments must be at least $50 at any one time and may be made for up to $150,000 in the aggregate per year, unless we grant a waiver of these amounts. The $150,000 aggregate amount is in addition to any dividends that are reinvested for your account.

By New Participants. Current shareholders who elect to participate by making optional cash payments in addition to reinvesting cash dividends on shares of common stock registered in their names may make their initial optional cash payment by sending a check to the Plan Administrator either with the completed Account Authorization Form or at any subsequent time with a completed tear-off portion of the statement of account sent to participants after each dividend reinvestment or optional cash payment for the participant’s account.

Investors initially enrolling in the Plan must make their initial optional cash payment at the time the completed Account Authorization Form is sent to the Plan Administrator by enclosing a check payable to Shareowner Services with such form. Checks must be payable in U.S. dollars and drawn on a United States or Canadian financial institution.

By Existing Participants via Check. Optional cash payments for the purchase of additional shares of Common Stock under the Plan may be made by a participant at any time by enclosing a check with the tear-off portion of the statement of account received after each investment. The tear-off portion must be used whenever an optional cash payment is made by an existing participant. All optional cash payments should be sent to the Plan Administrator.

By New and Existing Participants Automatic Cash Withdrawal and Investment Service. The Automatic Cash Withdrawal and Investment Service is a convenient method to have money automatically withdrawn from a checking or savings account and invested in your Plan account, thus eliminating the need to write and mail checks. Once automatic deductions have begun, funds will be withdrawn from the participant’s designated bank account on or about the 9th or 25th day of each month, or both, as determined by the participant. Participants do not receive any confirmation of the transfer of funds other than as reflected in their Plan account statements and in their bank account statements. To enroll in the Automatic Cash Withdrawal and Investment feature of the Plan you must complete and sign the Automatic Cash Withdrawal and Investment Service section on the Account Authorization Form and return it to the Plan Administrator.

Participants may change the amount of their automatic monthly optional cash payments by completing a new Account Authorization Form and submitting it to the Plan Administrator. Participants may terminate their automatic monthly optional cash payments by notifying the Plan Administrator online, by phone or in writing. To be effective with respect to the next investment date, the new Account Authorization Form or termination notice must be received by the Plan Administrator at least fifteen business days preceding such investment date.

If any optional cash contribution, including payment by check or automatic withdrawal, is returned to the Plan Administrator unpaid for any reason, the Plan Administrator will remove from your account any shares purchased upon prior credit of such funds, and will sell these shares. The Plan Administrator may sell other shares in the account to recover a returned funds fee for each optional cash investment returned unpaid for any reason and may sell additional shares as necessary to cover any market loss incurred by the Plan Administrator.

The optional cash payment feature is designed to meet your particular cash situation and investment intent at any given time. You are not obligated to make optional cash payments or to continue to do so. The amount of optional cash payments may also vary, subject to the minimum optional cash investment of $50 and the annual maximum of $150,000. We may suspend the optional cash payment feature at any time.

During the period that an optional cash payment is pending investment, the collected funds in the possession of the Plan Administrator may be invested in certain “Permitted Investments”, including any money market mutual funds registered under the Investment Company Act of 1940 (including those of an affiliate of the Plan Administrator or for which the Plan Administrator or any of its affiliates provide management advisory or other services) consisting entirely of (i) direct obligations of the United States of America; or (ii) obligations fully guaranteed by the United States of America. The risk of any loss from such Permitted Investments shall be the responsibility of the Plan Administrator. Investment income from such Permitted Investments shall be retained by the Plan Administrator.

Generally, shares are purchased with optional cash investments at least once every five business days. Any payments received and not invested, will be invested on the next investment date. If it is not possible, for any reason, to purchase shares, any moneys held by the Plan Administrator for more than 30 days will be returned to participants. If any initial or optional cash investment has not already been invested, you may request that the money be returned to you. To do so you must send a written request for a refund to the Plan Administrator. The written request must reach the Plan Administrator at least 48 hours before the investment date. If it reaches the Plan Administrator less than 48 hours before the investment date your funds will be invested. No refund of funds sent by check will be made until your check has cleared. No interest will be paid on optional cash investments held by the Plan Administrator pending investment.

If shares that you have purchased by optional investment are added to your account on or before a dividend record date, you will receive the upcoming dividend on those newly added shares as well as any other shares already credited to your account.

Source and Price of Shares Purchased

Shares purchased under the Plan will, at our option, be (i) purchased directly from us from our treasury or authorized but unissued shares, (ii) purchased in the open market or in privately negotiated transactions or (iii) a combination of the foregoing. The Plan Administrator has full discretion as to all matters relating to open market purchases, including determination of the broker or brokers to be used, the number of shares, if any, to be purchased on any day or at any time of day, the price paid for such shares, the markets on which shares are purchased (including on any securities exchange, in the over-the-counter market or in negotiated transactions) and the persons (including brokers and dealers) from or through whom such purchases are made. The Plan Administrator may grant a broker discretion as to any or all of the matters described above.

Except in circumstances where we grant a waiver from the annual aggregate maximum, when shares are purchased from us, the price per share will be 100% of the average of the highest and lowest reported price for the common stock traded on the New York Stock Exchange on the pricing date. Prices based on after hours trading on other exchanges will not be used to determine the price of the common stock. The pricing date for reinvesting dividends will be the dividend payment date or, if that date falls on a day when the New York Stock Exchange is closed or there is no trading of the common stock reported, the pricing date will be the preceding day the New York Stock Exchange was open and trading in our common stock occurred.

If shares are purchased in the open market the Plan Administrator may combine a participant’s funds with funds of other participants and generally will batch purchase types (dividend and optional cash investments) for separate execution by its broker. At the Plan Administrator’s discretion, these batches may be combined and executed by its broker. The Plan Administrator may also direct its broker to execute each purchase type in several batches throughout a trading day. Depending on the number of shares being purchased and current trading volume in the common shares, the Plan Administrator’s broker may execute purchases for any batch or batches in multiple transactions and over more than one day. If different purchase types are batched, the price per share of the common shares purchased for each participant’s account, whether purchased with reinvested dividends, with initial cash investments or with optional cash, shall be the weighted average price of the specific batch for such common shares purchased by the Plan Administrator’s broker on that investment.

Purchases in the open market may generally be made on the applicable investment date and may be made over a period of time to avoid having an impact on market prices. In the unlikely event that an investment is not completed within 30 days, all funds to be invested will be returned to participants.

With respect to shares purchased on the open market, the Plan Administrator may select one or more agents to assist it in purchasing our shares on the open market. These agents will receive brokerage commissions on such purchases. We will have no control over the times or prices at which these agents buy or sell shares on the open market or in the selection of the agent who will execute these transactions. Therefore, you will not be able to precisely time your purchases through the Plan, and you will bear the market risk associated with fluctuations in the price of our common stock. In other words, if you send in an initial or optional investment, it is possible that the price of our common stock could go up or down before purchases are made for your account and you will bear the market risk for such fluctuations. In addition, you will not earn interest on initial or optional investments before the shares are purchased.

Because your dividend and any optional cash payment will rarely purchase an exact number of whole shares, whether shares are purchased from us or in the open market, the Plan Administrator will credit your account for the full and fractional shares (to three decimal places) purchased. Fractional shares will earn proportional dividends.

Waiver of Annual Plan Maximum

Under the Plan, you have the opportunity to make optional cash investments up to $150,000 in the aggregate per year, unless we grant a waiver of this amount.

Submission of Requests for Waiver. Optional cash investments of more than $150,000 annually (including any initial investments in excess of $150,000) (“Large Cash Purchase”) may be made only by investors who submit a request for waiver, including waiver discounts. Large Cash Purchase requests may be approved by us in our sole discretion at any time. Investors who wish to make Large Cash Purchases for any month should call (623) 537-7087 to determine if we will be considering Large Cash Purchase requests for such month. When you inquire, you will be informed of one of the following:

•	that we are not currently considering Large Cash Purchase requests; or

•	that we will be considering Large Cash Purchase requests, in which case information will be provided about submitting a Large Cash Purchase Request Form.

Large Cash Purchase Request Forms may be obtained online at shareowneronline.com. Completed Large Cash Purchase requests must be delivered to investorrelations@bnymellon.com by no later than 4:00 p.m. Central Time on the third business day before the first day of the “pricing period” for the applicable waiver period, as described below. Any investor whose Large Cash Purchase request has been approved (including the amount of the investment approved) will be notified by return email or by telephone by 4:00 p.m. Central Time on the second business day before the first day of the applicable pricing period. The Plan Administrator must receive funds relating to any approved Large Cash Purchase request by wire transfer to the designated account no later than 2:00 p.m. Central Time on the business day before the first day of the applicable pricing period. All such funds received after 2:00 p.m. Central Time on such business day may be returned without interest.

Action on Large Cash Purchase Requests. We have the sole discretion to grant or refuse to grant, in whole or in part, a Large Cash Purchase request. In acting on a Large Cash Purchase request, we will consider relevant factors, including without limitation:

•	whether the Plan is then purchasing shares of common stock from us or in the open market;

•	our need for additional funds;

•	the attractiveness of obtaining funds through the sale of shares of common stock under the Plan compared to other available sources of funds;

•	the purchase price likely to apply to any sale of shares of common stock under the Plan;

•	the party submitting the request, including the extent and nature of that party’s prior participation in the Plan and the number of shares of common stock held by that party; and

•	the aggregate amount of Large Cash Purchases in excess of $150,000 annually for which we have received Large Cash Purchase requests under the Plan.

Large Cash Purchases will be priced as follows:

•

To determine the purchase price of shares of common stock purchased from us pursuant to a Large Cash Purchase request, we will fix the number of trading days in the “pricing period” for the applicable investment. The pricing period generally will consist of one to 15 consecutive trading days, unless the pricing period is extended as described below. On each trading day, we will generally apply an equal portion of the amount approved for investment pursuant to a Large Cash Purchase request to the purchase of shares of common stock, subject to the qualifications described below. Each day in the pricing period on which shares of common stock are purchased is referred to as a “Purchase Date.” The price for shares of common stock purchased on each Purchase Date in a pricing period will be equal to 100% (less any applicable discount, as described below) of the composite volume weighted average price, rounded to four decimal places, of shares of common stock, as traded on the composite exchanges during regular NYSE hours on the Purchase Date. We will obtain this composite exchange pricing information from Reuters or, if Reuters is no longer providing this information, another authoritative source.

•

We may establish for each pricing period a minimum, or “threshold,” price applicable to purchases made pursuant to a Large Cash Purchase request. We will make this determination in our discretion after a review of, among other factors, current market conditions, the level of participation in the Plan and our current and projected capital needs. We will notify an investor of the establishment of a threshold price at the time the Large Cash Purchase request has been approved.

•

If established for any pricing period, the threshold price will be stated as a dollar amount which the composite volume weighted average price of shares of common stock, rounded to four decimal places, as traded during regular NYSE hours, must equal or exceed for each trading day of such pricing period (not adjusted for discounts, if any) in order for such trading day to be considered a Purchase Date. Except as provided below, any trading day for which such volume weighted average price is less than the applicable threshold price will not be considered a Purchase Date, and no funds will be invested in shares of common stock on that date. Funds that are not invested will be returned without interest, as described below.

•

The establishment of the threshold price and the potential return of all or a portion of investment funds apply only to investments made pursuant to Large Cash Purchase requests. Establishing a threshold price for a particular pricing period will not affect the establishment of a threshold price for any subsequent pricing period.

•

If we establish a threshold price for any pricing period, we may at our sole discretion elect to extend that pricing period. If we do so, the initial pricing period may be extended by the number of trading days during the initial pricing period, up to three trading days, during which the threshold price is not satisfied or there are no trades of shares of common stock on the composite exchanges.

•	Neither we nor the Plan Administrator are required to notify you that a threshold price has been established for any pricing period.

•

If we elect to extend a pricing period and the threshold price is satisfied for any additional trading day during an extension, that trading day will be included as a Purchase Date for the extended pricing period. For example, if the extension feature is in use and the initial pricing period is ten trading days, but the threshold price is not satisfied on three out of those ten days, the pricing period may be extended by three trading days. If the threshold price is satisfied on any of the three trading days during the extension period, each of those three trading days will be a Purchase Date for that pricing period.

•

We may, in our sole discretion, establish a discount from the market price otherwise applicable to Large Cash Purchases (including initial investments) made pursuant to a request for waiver, but we are not obligated to do so. Any discount (including any applicable transaction fees paid by us) may be 0.0% to 3.0% of the regular market price and may be varied by us in our sole discretion. We may establish any discount in our sole discretion after a review of, among other factors, current market conditions, the level of participation in the Plan, the attractiveness of obtaining financing through the sale of shares of common stock as compared to other sources of funds, and our current and projected capital needs. Establishing a discount for a particular pricing period will not affect the establishment of a discount for any subsequent pricing period.

•

Any investor purchasing shares of common stock pursuant to a request for a Large Cash Purchase will be treated as the beneficial owner of all shares of common stock purchased on each Purchase Date in the applicable pricing period as of the close of business on such Purchase Date, although Plan shares of common stock will not be credited to such investor’s account until the conclusion of the pricing period unless we elect to use the “continuous settlement feature” described below for that pricing period.

•

If we elect to use the continuous settlement feature, shares of common stock will be credited to the Plan accounts of investors purchasing shares of common stock pursuant to requests for a Large Cash Purchase as soon as administratively practicable after each Purchase Date. We may activate the continuous settlement feature for a particular investment at the time we determine other pricing terms in respect of shares of common stock to be sold pursuant to a Large Cash Purchase request.

•

We will return, without interest, any amount to be invested pursuant to a Large Cash Purchase request that is not applied to the purchase of shares of common stock because the threshold price is not met or shares of common stock are not traded on the composite exchanges on any trading day during a pricing period or extension, as applicable. Any such uninvested funds will be returned within five business days after the last day of the applicable pricing period, as it may be extended. The amount returned will be based on the number of days on which the threshold price was not satisfied or no trades were reported on the composite exchanges compared to the total number of days in the pricing period or extended pricing period, as applicable. For example, the amount returned for a ten-day pricing period will equal one-tenth of the total amount of your proposed Large Cash Purchase investment for each trading day on which the threshold price is not satisfied or shares of common stock are not traded on the composite exchanges.

From time to time, financial intermediaries, including brokers and dealers, and other persons may engage in positioning transactions in order to benefit from any waiver discounts applicable to investments made pursuant to requests for waiver for Large Cash Purchases under the Plan. Those transactions may cause fluctuations in the trading volume of our common stock. Financial intermediaries and such other persons who engage in positioning transactions may be deemed to be underwriters. We have no arrangements or understandings, formal or informal, with any person relating to the sale of shares of common stock to be received under the Plan. We reserve the right to modify, suspend or terminate participation in the Plan by otherwise eligible persons to eliminate practices that are inconsistent with the purpose of the Plan.

We may alter, amend, supplement or waive, in our sole discretion, the time periods and/or other parameters relating to optional cash purchases in excess of $150,000 made by one or more participants in the Plan or new investors, at any time and from time to time, prior to the granting of any request for waiver or within a pricing period as determined by us.

Sale of Shares

You may request that the Plan Administrator facilitate the sale of some or all of the shares held in your Plan account. Sales under the Plan are usually made through an affiliated broker of the Plan Administrator, who will receive a brokerage commission per share sold to be deducted from the cash proceeds paid to you. Typically, the shares are sold through the exchange on which the Common Shares are traded. Depending on the number of shares to be sold and current trading volume, sale transactions may be completed in multiple transactions and over the course of more than one day. All sales are subject to market conditions, system availability, restrictions and other factors. The actual sale date, time or price received for any shares sold through the Plan cannot be guaranteed.

Participants may instruct the Plan Administrator to sell shares under the Plan through a Batch Order, Market Order, Day Limit Order, Good-‘Til-Date/Canceled Limit Order or Stop Order, however all sales options may not be available at all times. Limit Orders and Stop Orders must be submitted in $.05 increments or the order may be rejected.

Batch Order (online, telephone, mail)—The Plan Administrator will combine each request to sell through the Plan with other Plan participant sale requests for a Batch Order. Shares are then periodically submitted in bulk to a broker for sale on the open market. Shares will be sold no later than five business days after receipt of a request (except where deferral is necessary under state or federal regulations). Bulk sales may be executed in multiple transactions and over more than one day depending on the number of shares being sold and current trading volumes. Once entered, a Batch Order request cannot be canceled.

Market Order (online or telephone)—The participant’s request to sell shares in a Market Order will be at the prevailing market price when the trade is executed. If such an order is placed during market hours, the Plan Administrator will promptly submit the shares to a broker for sale on the open market. Once entered, a Market Order request cannot be canceled. Sales requests submitted near the close of the market may be executed on the next trading day, along with other requests received after market close.

Day Limit Order (online or telephone)—The participant’s request to sell shares in a Day Limit Order will be promptly submitted by the Plan Administrator to a broker. The broker will execute as a Market Order when and if the stock reaches or exceeds the specified price on the day the order was placed (for orders placed outside of market hours, the next trading day). The order is automatically canceled if the price is not met by the end of that trading day. Depending on the number of shares being sold and current trading volumes, the order may only be partially filled and the remainder of the order canceled. Once entered, a Day Limit Order request cannot be canceled by the participant.

Good-‘Til-Date/Canceled (GTD/GTC) Limit Order (online or telephone)—A GTD/GTC Limit Order request will be promptly submitted by the Plan Administrator to a broker. The broker will execute as a Market Order when and if the stock reaches or exceeds the specified price at any time while the order remains open (up to the date requested or 90 days for GTC). Depending on the number of shares being sold and current trading volumes, sales may be executed in multiple transactions and may be traded on more than one day. The order or any unexecuted portion will be automatically canceled if the price is not met by the end of the order period. The order may also be canceled by the applicable stock exchange or the participant.

Stop Order (online or telephone)—The Plan Administrator will promptly submit a participant’s request to sell shares in a Stop Order to a broker. A sale will be executed when the stock reaches a specified price, at which time the Stop Order becomes a Market Order and the sale will be at the prevailing market price when the trade is executed. The price specified in the order must be below the current market price (generally used to limit a market loss).

Alternatively, you may choose to sell shares in your Plan account through a broker of your choice, in which case you should contact your broker about transferring shares from your Plan account to your brokerage account.

Proceeds from sales made under the Plan will be net of any fees to be paid by the participant. The Plan Administrator will deduct any fees or applicable tax withholding from the sale proceeds. Sales processed on accounts without a valid Form W-9 for U.S. citizens or Form W-8BEN or Form W-8BEN-E, as applicable, for non-U.S. citizens may be subject to U.S. Federal withholding taxes. Withholding taxes can be avoided by furnishing the appropriate and valid form prior to the sale. Forms are available online at shareowneronline.com. Please see “MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS” below for more information regarding the tax basis of shares acquired through the Plan.

A check for the proceeds of the sale of shares (in U.S. dollars), less applicable taxes and fees, will generally be mailed by first class mail as soon as administratively possible after settlement date. If a participant submits a request to sell all or part of Plan shares, and the participant requests net proceeds to be automatically deposited to a checking or savings account, the participant must provide a voided blank check for a checking account or blank savings deposit slip for a savings account. If the participant is unable to provide a voided check or deposit slip, the participant’s written request must have the participant’s signature(s) medallion guaranteed by an eligible financial institution for direct deposit. Requests for automatic deposit of sale proceeds that do not provide the required documentation will not be processed and a check for the net proceeds will be issued. To sell shares through a broker of their choice, the participant may request the broker to transfer shares electronically from the Plan account to their brokerage account.

Our share price may fluctuate between the time the sale request is received and the time the sale is completed on the open market. The Plan Administrator shall not be liable for any claim arising out of failure to sell on a certain date or at a specific price. Neither the Plan Administrator nor any of its affiliates will provide any investment recommendations or investment advice with respect to transactions made through the Plan. This risk should be evaluated by the participant and is a risk that is borne solely by the participant.

Do I have control over the specific time that my shares will be sold?

Because the Plan Administrator will sell the shares on behalf of the Plan, neither we nor any participant in the Plan has any authority or power to control the timing or pricing of shares sold or the selection of the broker making the sale. Therefore, you will not be able to precisely time your sales through the Plan and will bear the market risk associated with fluctuation in the price of our Common Stock. That is, if you send in a request to sell shares, it is possible that the market price of Common Stock could go down or up before the Common Stock is sold. In addition, you will not earn any type of interest in connection with a sales transaction.

The fees charged in connection with the sale of shares are listed below under “Investment Summary and Fees”.

Plan participants must perform their own research and must make their own investment decisions. Neither the Plan Administrator nor any of its affiliates will provide any investment recommendations or investment advice with respect to transactions made through the Plan.

Certificate Deposit

Can I deposit my certificated shares?

Yes, you can deposit shares of our common stock held in certificate form at any time. The Plan Administrator will provide safekeeping of your shares at no cost to you, including when you first enroll. To use this service, you must send your certificates to the Plan Administrator with a properly completed Transaction Request Form attached to your statement.

Certificated shares that you deposit with the Plan Administrator are credited to your Plan account and thereafter are treated as if they were acquired under the Plan. You are responsible for maintaining your own records of the cost basis of certificated shares deposited with the Plan Administrator. By using the share safekeeping feature, you no longer bear the risks associated with loss, theft or destruction of stock certificates.

Instructions for mailing certificates:

Regardless of the mailing method used, you bear the full risk of loss if the certificates are lost or stolen in transit to the Plan Administrator. Please do not endorse your certificates prior to mailing.

Optional Mail Loss Insurance

The participant is advised that choosing registered, express or certified mail alone will not provide full protection should the certificates become lost or stolen. Mail loss insurance provides the coverage needed to replace and reissue the shares should they become lost or stolen through the mail. As the Plan Administrator, we can provide low-cost loss insurance for certificates being returned for conversion to book-entry form. Replacement transaction fees may also apply.

To take advantage of the optional mail loss insurance, simply include a check in the amount of $10.00, made payable to ‘WFSS Surety Program’, along with the certificates and instructions. Choose an accountable mail delivery service such as FedEx, United Parcel Service, DHL, Express Mail, Purolator, TNT, or United States Postal Service Registered Mail. Any one shipping package may not contain certificates exceeding a total value of $100,000. The value of certificate shares is based on the closing market price of the common stock on the trading day prior to the documented mail date.

Claims related to lost certificates under this service must be made within 60 days of the documented delivery service mail date. A copy of the certificate(s) mailed, along with proof that it was sent by trackable mail should be submitted with the claim. This is specific coverage for the purpose of converting shares to book-entry form and the surety is not intended to cover certificates being tendered for certificate breakdown or exchange for other certificates.

Shares purchased with either reinvested dividends or optional cash investments will automatically be held by the Plan Administrator or its nominee in book-entry form on your behalf.

Issuance of Certificates

You may obtain at any time, free of charge, a certificate for all or a part of the whole shares of our common stock credited to your Account upon request to the Plan Administrator.

Those certificate(s) will be mailed by first class mail, within two business days of the Plan Administrator’s receipt of the request, to your address of record. The issuance of Plan shares in certificate form will not change your reinvestment instructions unless you direct otherwise. Any remaining whole or fractions of shares of our common stock will continue to be credited to your Account. Certificates for fractions of shares of our common stock will not be issued under any circumstances.

Certificates will be issued in the name or names in which the Account is registered unless you instruct otherwise. If the certificate is issued in a name other than your Account registration, a financial institution participating in the Medallion Signature Guarantee program must guarantee the signature on the instructions or stock power. Most banks and brokers participate in the Medallion Signature Guarantee program.

Transfer, Gift or Pledge of Plan Shares to Someone Else

You can transfer your Plan shares of Common Stock to a Plan account of another person, subject to compliance with any applicable laws. If the person to whom the shares are gifted or transferred is not a Plan participant, the Plan Administrator will automatically open an account for the person and enroll him or her in the Plan. If the recipient is a minor, you may set yourself up as the custodian of the account. To transfer shares to someone not already participating in the Plan, simply execute a Stock Power Form and return it to the Plan Administrator. Your signature on the Stock Power Form must be Medallion guaranteed by an eligible financial institution or broker. You can obtain a Stock Power Form online or by calling the Plan Administrator. If you request to transfer all shares in your Plan account between a dividend record date and dividend payment date, your transfer request will be processed but your Plan account will not be terminated. You may receive additional dividend reinvestment shares which will require you to submit a written request to transfer the additional shares.

You cannot pledge or grant a security interest in your Plan shares or transfer your Plan shares outside of the Plan unless you request your Plan shares be issued in the participant’s name.

A gift of shares of Common Stock may be subject to U.S. federal gift tax. Participants should consult their own tax advisors regarding whether gift taxes may apply to a gift of Plan shares of Common Stock.

Changes in Elections

You may change your elections at any time. To change your elections, simply access your account online through shareowneronline.com or complete a new Account Authorization Form and mail it to the Plan Administrator.

Withdrawal from the Plan

You may discontinue the reinvestment of your dividends at any time by notifying the Plan Administrator. Notice may be made by telephone, in writing or by changing your dividend election when you access your online account at shareowneronline.com. To be effective for a given dividend payment, the Plan Administrator must receive notice before the record date of that dividend. The Plan Administrator will continue to hold your shares unless you request a certificate for the whole shares and sale of any fractional share by completing the tear-off stub attached to your Plan statement and mailing it to the Plan Administrator. You will receive a check for the net proceeds (less any applicable fees) from the sale of any fractional shares. You may also request the sale of all or part of any such shares or have the Plan Administrator electronically transfer your shares to your brokerage account through the Direct Registration System.

Account Statements

A transaction advice will be sent to you as soon as practicable, after each investment. The statement will show the purchase price, service fees (if any), and shares credited to your account.

The Plan Administrator will mail a quarterly statement after each dividend payment date showing all year-to-date transactions for each account. We recommend that you retain these statements for tax purposes.

Statements have tear-off instruction forms that should be filled-out when providing the Plan Administrator with certificate issuance, sale, purchase, termination or certificate deposit instructions.

Investment Summary and Fees

Summary

Minimum cash investments
Minimum one-time initial purchase for new investors	$1000.00
Minimum one-time optional cash purchase	$50.00
Minimum recurring automatic investments	$50.00
Maximum cash investments
Maximum annual investment	$150,000.00
Dividend reinvestment options
Reinvestment options	Full, Partial, None

Fees

Investment fees
Initial enrollment	$10.00
Dividend reinvestment	Company Paid
Check investment	Company Paid
One-time automatic investment	Company Paid
Recurring automatic investment	Company Paid
Dividend purchase trading commission per share	No Charge
Optional cash purchase trading commission per share	No Charge
Sales fees
Batch Order	$15.00 per transaction
Market Order	$25.00 per transaction
Limit Order (Day/GTD/GTC)	$30.00 per transaction
Stop Order	$30.00 per transaction
Sale trading commission per share	$0.12 per share
Direct deposit of sale proceeds	$5.00

Other fees
Certificate issuance	No Charge
Certificate deposit	No Charge
Returned check / Rejected automatic bank withdrawals	$35.00 per item
Prior year duplicate statements	$15.00 per year

The Plan Administrator will deduct the applicable fees from the proceeds from a sale.

Other Information About the Plan

If the participant’s request to terminate their participation in the Plan is received on or after a dividend record date, but before the dividend payable date, the participant’s termination will be processed as soon as administratively possible, and a separate dividend check will be mailed to the participant.

If submitting a request to sell all or part of your shares, and you are requesting net proceeds to be automatically deposited to a bank checking or savings account, you must provide a voided blank check for a checking account or blank savings deposit slip for a savings account. If you are unable to provide a voided check or deposit slip, your written request must have your signature(s) medallion guaranteed by an eligible financial institution for direct deposit. Requests for automatic deposit of sale proceeds that do not provide the required documentation will not be honored and a check for the net proceeds will be issued.

All registered owners must sign as their name(s) appears on their account.

It is understood that any stock dividends or stock splits distributed by us on common stock held by the Plan Administrator for the participant will be credited to the participant’s account. This will include all whole and fractional shares.

In the event that we make available to our shareowners any rights to subscribe for additional common stock, the rights to subscribe will be based on any shares held in and outside of the Plan. Any new shares distributed by us resulting from the exercise of the rights will be issued directly to the participant.

Proxies, Voting and Shareholder Communications. Participants in the Plan will receive voting materials and have the sole right to vote the common stock represented by the shares held for them in the Plan. In the event the participant does not provide direction for voting, the Plan shares will not be voted.

The participant is encouraged to read the information carefully. Votes may be submitted either online, by telephone or by returning the signed, dated proxy card. A participant’s shares will be voted in accordance with the most recent submitted instructions.

Responsibility of Plan Administrator and Us

In administering the Plan, none of the Company, the Plan Administrator or any broker/dealer is liable for any good faith act or omission to act, including but not limited to any claim of liability (i) arising out of the failure to terminate a participant’s account upon such participant’s death prior to receipt of a notice in writing of such death, (ii) with respect to the prices or times at which shares are purchased or sold, or (iii) as to the value of the shares of Common Stock acquired for participants.

The Plan Administrator is authorized to choose a broker/dealer, including an affiliated broker/dealer, at its sole discretion to facilitate purchases and sales of Common Stock. The Plan Administrator will furnish the name of the registered broker/dealer, including any affiliated broker/dealer, utilized in share transactions within a reasonable time upon written request from the participant.

The Plan Administrator is acting solely as agent for the Company and owes no duties, fiduciary or otherwise, to any other person by reason of the Plan, and no implied duties, fiduciary or otherwise, shall be read into the Plan. The Plan Administrator undertakes to perform such duties and only such duties as are expressly set forth herein, to be performed by it, and no implied covenants or obligations shall be read into the Plan against the Plan Administrator or the Company.

In the absence of gross negligence or willful misconduct on its part, the Plan Administrator, whether acting directly or through agents or attorneys shall not be liable for any action taken, suffered, or omitted or for any error of judgment made by it in the performance of its duties hereunder. In no event shall the Plan Administrator be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profit), even if the Plan Administrator has been advised of the likelihood of such loss or damage and regardless of the form of action.

The Plan Administrator shall: (i) not be required to and shall make no representations and have no responsibilities as to the validity, accuracy, value or genuineness of any signatures or endorsements, other than its own; and (ii) not be obligated to take any legal action hereunder that might, in its judgment, involve any expense or liability, unless it has been furnished with reasonable indemnity.

The Plan Administrator shall not be responsible or liable for any failure or delay in the performance of its obligations under the Plan arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including, without limitation, acts of God; earthquakes; fires; floods; wars; civil or military disturbances; sabotage; epidemics; riots; interruptions, loss or malfunctions of utilities; computer (hardware or software) or communications services; accidents; labor disputes; acts of civil or military authority or governmental actions; it being understood that the Plan Administrator shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as administratively possible under the circumstances.

Selling participants should be aware that the share price of Common Stock may fall or rise during the period between a request for sale, its receipt by the Plan Administrator, and the ultimate sale in the open market. You should evaluate these possibilities while deciding whether and when to sell any shares through the Plan. The price risk will be borne solely by you.

In the case of those foreign shareholders who elect to have their Common Stock dividends reinvested or Common Stock purchased with optional cash payments and whose Common Stock dividends are subject to United States income tax withholding, an amount equal to the income tax payable with respect to such dividends will be withheld and the balance reinvested for the purchase of Common Stock. Foreign shareholders should seek advice from an independent tax advisor regarding the tax consequences to them of participating in the Plan and of acquiring, owning, and disposing of shares of our Common Stock.

THE SECURITIES HELD IN PLAN ACCOUNTS FOR PLAN PARTICIPANTS ARE NOT SUBJECT TO PROTECTION UNDER THE SECURITIES INVESTOR PROTECTION ACT OF 1970. SHARE PRICES FLUCTUATE. NEITHER THE COMPANY NOR THE PLAN ADMINISTRATOR CAN ASSURE YOU OF A PROFIT OR PROTECT YOU AGAINST A LOSS ON THE SHARES PURCHASED UNDER THE PLAN.

Plan Modification or Termination by Plan Administrator and Us. We and the Plan Administrator reserve the right to suspend, modify or terminate the Plan without your approval. We will send notice of any suspension, modification or termination of the Plan to all participants, who will in all events have the right to withdraw from participation. In addition, the Plan Administrator reserves the right to terminate the participation of any participant, interpret the terms of the Plan, modify fees and regulate the Plan as it deems necessary or desirable in connection with its operation.

In addition, if we or the Plan Administrator terminate the Plan, or if we are involved in a reorganization or merger, your shares enrolled in the Plan as well as your current elections under the Plan may automatically roll over to a subsequent survivor or derivative Plan.

Interpretation of the Plan. The laws of the State of Delaware will govern the Plan. Officers are authorized to take any actions that are consistent with the Plan’s terms and conditions. We reserve the right to interpret and regulate the Plan as we deem necessary or desirable in connection with the Plan’s operations.

Foreign Participation. If you live outside of the United States, you should first determine if there are any laws or governmental regulations that would prohibit your participation in the Plan. We reserve the right to terminate participation of any shareholder in the Plan if we deem it advisable under any foreign laws or regulations.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of certain material U.S. federal income tax consequences. Except as discussed below under “Non-U.S. Participants”, the discussion herein applies only to U.S. participants, as defined below, in the Plan. This summary is based upon the U.S. Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations, published Internal Revenue Service (“IRS”) rulings, published administrative positions of the IRS, and court decisions as of the date hereof, any of which could be changed, possibly on a retroactive basis, at any time (including, without limitation, U.S. rates of taxation). Prospective participants in the Plan should note that no rulings have been or will be sought from the IRS, nor will any opinions of counsel be obtained, with respect to any of the U.S. federal income tax matters discussed in this summary. There is no assurance that the IRS will not successfully challenge the conclusions reached herein. This summary is not intended to be a complete description of all U.S. federal income tax consequences relating to the Plan and does not address any of the state, local or foreign tax consequences or U.S. federal non-income tax consequences of participation in the Plan. Participants should consult their own tax advisors with respect to the U.S. federal tax consequences, as well as state, local and foreign tax consequences, of participation in the Plan.

This summary is limited to U.S. participants in the Plan who hold shares of our Common Stock as capital assets (generally, property held for investment within the meaning of Section 1221 of the Code). A “U.S. participant” is a participant in the Plan who, for U.S. federal income tax purposes, is:

•	an individual citizen or resident of the United States;

•	a corporation created or organized in the United States or under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate, the income of which is subject to United States federal income taxation regardless of its source; or

•

a trust that (1) is subject to the primary supervision of a United States court and the control of one or more United States persons or (2) has a valid election in effect under applicable Treasury Regulations to be treated as a United States person.

This summary does not purport to deal with all aspects of taxation that may be relevant to participants who receive special treatment under the U.S. federal income tax laws (including, without limitation, insurance companies, partnerships, tax-exempt organizations, financial institutions, broker dealers, foreign corporations and persons who are not citizens or residents of the United States) except to the extent discussed specifically herein. If a partnership (or other entity treated as a partnership) for U.S. federal income tax purposes is a participant in the Plan, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. A participant that is a partnership and the partners in such partnership should consult their tax advisors regarding the tax consequences of ownership and disposition of our Common Stock through the Plan.

This Plan assumes that each participant will use the first-in, first-out (FIFO) method when determining the tax basis of any shares sold. Participants may designate their preference for a different method of determining the tax basis of shares by identifying this preference in writing to the Plan Administrator. Participants may designate their preference for specific identification cost basis at any time.

Participants should consult their tax advisors to determine the tax consequences of participating in the Plan in light of their particular status (including the potential application of federal, state, local and non-U.S. tax laws and U.S. withholding taxes).

Distributions

For U.S. federal income tax purposes, distributions (including the amount of brokerage fees or commissions, if any, paid by us on the participant’s behalf) will be treated as dividends to the extent paid out of our current or accumulated “earnings and profits.” Dividends paid to an individual that constitute “qualified dividend income,” as defined in Section 1(h)(11)(B) of the Code, generally, under current law, will be taxed at the applicable capital gain rate. To the extent that a distribution exceeds the Company’s current or accumulated “earnings and profits” (which is not expected to be the case), the excess will first constitute a return of capital that is applied against, and will reduce, a participant’s basis in its shares, but not below zero, and then will be treated as gain from the sale of such stock, which gain should be capital gain. The IRS Form 1099 sent to each participant annually will indicate the total amount of dividends paid to the participant.

A corporate recipient of dividends reinvested under the Plan may be entitled to a dividends-received deduction allowed by Section 243 of the Code, subject to various limitations. However, if such corporate recipient is subject to the alternative minimum tax, a portion of the dividends-received deduction will be treated as an adjustment that increases alternative minimum taxable income.

Under IRS rulings, dividends which are reinvested by a participant under the Plan in original issue Common Stock purchased from us will be treated, for U.S. federal income tax purposes, as having been received by the participant in the form of a taxable stock distribution rather than as a cash dividend. A participant whose dividends are reinvested under the Plan in this manner will therefore be treated as having received a distribution equal to the fair market value on the date such purchases are made of the Common Stock acquired through such reinvestment. Shares of Common Stock purchased from the Company with reinvested dividends generally will have a tax basis equal to the amount of the dividend distribution.

A participant whose dividends are reinvested under the Plan in Common Stock purchased on the open market will be treated as having received a distribution equal to the amount of cash paid as the dividend, plus the amount of brokerage fees or commissions paid by us on the participant’s behalf. Shares of Common Stock purchased on the open market generally will have a tax basis equal to the amount paid therefor, increased by any brokerage fees treated as a dividend.

A participant for whom shares of original issue Common Stock are purchased from us with optional cash payments will generally not be treated as having received a distribution with respect to the shares of Common Stock so purchased. However, any brokerage fees or commissions paid by us to obtain the shares of Common Stock will be treated as a distribution for U.S. federal income tax purposes.

If a participant makes optional cash investments that are subject to a waiver discount, the participant may be treated as having received an additional distribution equal to the excess, if any, of the fair market value of the shares purchased over the amount of the optional cash investment, taking into account any waiver discount. The U.S. federal income tax consequences of buying shares through the waiver discount portion of the Plan are not entirely clear if a participant makes optional cash investments but does not participate in the Plan’s automatic dividend reinvestment feature. The IRS has issued private letter rulings on plans similar to the Plan which held that shareholders making optional investments will not be treated as having received dividend income if the shareholders are not also participants in the dividend reinvestment aspect of the plan. Private letter rulings, however, are not legal precedents and may not be relied upon by persons other than the taxpayers to which they are issued.

Dispositions of Common Stock

A participant’s holding period for shares of Common Stock acquired through the Plan begins on the day following the purchase of such shares of Common Stock.

A participant that receives, upon withdrawal from or termination of the Plan, a cash adjustment for a fraction of a share of Common Stock credited to its account will realize a gain or loss with respect to such fraction. Gain or loss will also be realized by the participant when whole shares are sold pursuant to the participant’s request when it withdraws from the Plan or when whole shares of Common Stock are sold or exchanged by the participant after the shares of Common Stock have been withdrawn from the Plan. The amount of such gain or loss will be the difference between the amount which the participant receives for its shares of Common Stock or fraction of a share of Common Stock and its tax basis therefor, as adjusted to reflect the portion, if any, of distributions received thereon constituting a return of capital (nontaxable distributions) for federal income tax purposes. Generally, such gain or loss from stock held as a capital asset will be capital gain or loss. IRS Form 1099 will be sent to each participant for any shares of Common Stock sold through the Plan.

IRS Reports

The Plan Administrator will report dividend income to participants and the IRS on Form 1099-DIV. The Plan Administrator will report the proceeds from the sale of Plan shares to the selling participants and the IRS on Form 1099-B.

Backup Withholding

Under backup withholding rules, dividends which are reinvested pursuant to the Plan may be subject to backup withholding, currently at the rate of 28%, unless the participant (a) is a corporation or other form of exempt entity and, when required, demonstrates this fact, or (b) provides the Plan Administrator with its taxpayer identification number and certifies to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules.

Non-U.S. Participants

A participant that is a not a U.S. participant will be subject to the generally applicable 30% dividend withholding tax with respect to any distributions on Common Stock that we make out of our current or accumulated earnings and profits (subject to reduction under an applicable treaty and other generally applicable exemptions). This withholding tax will apply even if the distribution is reinvested under the Plan in Common Stock. In such a case, the Plan Administrator or other applicable withholding agent may dispose of a portion of the Common Stock in order to fund the withholding tax.

In addition, distributions on Common Stock, including distributions that are invested under the Plan in Common Stock, may be subject to withholding tax under the Foreign Account Tax Compliance Act (FATCA). This tax could apply if a participant fails to comply with applicable certification requirements or if it holds its Common Stock through an intermediary or entity that fails to comply with applicable certification and withholding requirements.

Participants other than U.S. participants should seek advice from an independent tax advisor regarding the tax consequences to them of participating in the Plan and of acquiring, owning, and disposing of shares of our Common Stock.

NOTE ABOUT FINANCIAL INTERMEDIARIES

We may grant requests for waiver of the Plan’s investment limits to financial intermediaries, including brokers and dealers, and other participants in the future. Grants of such waiver requests will be made in our sole discretion based on a variety of factors, which may include: our current and projected capital needs, the alternatives available to us to meet those needs, prevailing market prices for our common stock, general economic and market conditions, expected aberration in the price or trading volume of our common stock, the potential disruption of our common stock price that may be caused by a financial intermediary, the number of shares of common stock held by the participant seeking a waiver, the past actions of a participant under the Plan, the aggregate amount of investments for which such waivers have been submitted, and the administrative constraints associated with granting such waivers. If waiver requests are granted, a portion of the shares available for issuance under the Plan will be purchased by participants (including brokers or dealers) who, in connection with any resales of such shares, may be deemed to be underwriters within the meaning of the Securities Act of 1933, as amended (the “Securities Act”). Financial intermediaries may purchase a significant portion of the shares of common stock issued under the Plan. We do not have any formal or informal understanding with any such organizations and, therefore, the extent of such financial intermediaries’ participation under the Plan cannot be estimated at this time. Participants that are financial intermediaries that acquire shares of our common stock under the Plan with a view to distribution of such shares or that offer or sell shares in connection with the Plan may be deemed underwriters within the meaning of the Securities Act. From time to time, financial intermediaries, including brokers and dealers, may engage in positioning transactions in order to benefit from the discount, if any, from the market price of common stock acquired under the Plan. Such transactions may cause fluctuations in the trading volume of our common stock. Financial intermediaries that engage in positioning transactions may be deemed to be underwriters within the meaning of the Securities Act. The Plan is intended for the benefit of our current and prospective investors and not for individuals or investors who engage in transactions that may cause aberrations in the price or trading volume of our common stock.

LEGAL MATTERS

The validity of the shares of Common Stock offered pursuant to the Plan has been passed upon for us by Ms. Kathleen B. McCabe, Chief Securities Counsel of The Bank of New York Mellon Corporation. As of the date hereof, Ms. McCabe owns less than 1% of the Company’s securities.

EXPERTS

The consolidated financial statements of The Bank of New York Mellon Corporation and its subsidiaries as of December 31, 2016 and 2015 and for each of the years in the three-year period ended December 31, 2016 and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2016 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

INDEMNIFICATION

Our directors and executive officers are entitled to indemnification as expressly permitted by the provisions of the Delaware General Corporation Law, as amended, and our Amended and Restated Certificate of Incorporation. The Company has a policy that indemnifies all our and our affiliates’ employees (including executive officers) and directors, which provides, in general, for indemnification to the fullest extent permitted by law against losses and expenses in connection with civil, criminal or administrative investigations or proceedings by reason of the fact of the employee’s or director’s position at the Company or one of its affiliates.

The Company has also entered into indemnification agreements with each of its executive officers and directors, which provide, in general, for indemnification to the fullest extent permitted by law against losses and expenses in connection with civil, criminal or administrative investigations or proceedings by reason of the fact of the executive officer’s or director’s position at the Company. We also have directors’ and officers’ liability insurance, which provides, in general, insurance to our directors and officers against loss by reason of any of their wrongful acts, subject to the terms and conditions of the policy.

THE BANK OF NEW YORK MELLON CORPORATION

DIRECT STOCK PURCHASE

AND

DIVIDEND REINVESTMENT PLAN

Prospectus

June 28, 2017